EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2007 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Align Technology, Inc., which appears in Align Technology’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 25, 2007